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                                                                 EXHIBIT 3(ii).2


                        BURNHAM PACIFIC PROPERTIES, INC.
                               (the "Corporation")

                              AMENDMENTS TO BYLAWS


        On February 9, 2000, the Board of Directors of the Corporation amended the Bylaws of the Corporation by:

      1. Deleting therefrom ARTICLE II, Section 2 in its entirety and inserting the following in lieu thereof:

              "Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation properly brought before the meeting shall be held on the second Tuesday of July each year, or on such other date set by the Board of Directors, if any, which is not more than fifteen days prior to or after such second Tuesday of July, and at such time as shall be fixed by the Board of Directors."; and

      2. Deleting therefrom the third sentence of ARTICLE II, Section 13(a)(2) in its entirety and inserting the following in lieu thereof:

              "In no event shall the public announcement of an adjournment of an annual meeting to a later date or time commence a new time period for the giving of a stockholder's notice as described above."